UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CELLECTAR BIOSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Cellectar Biosciences, Inc.

3301 Agriculture Drive

Madison, WI 53716

Notice of Special Meeting of Stockholders

To Be Held on February 8, 2016

To the Stockholders of Cellectar Biosciences, Inc.:

You are cordially invited to join us for a Special Meeting of Stockholders of Cellectar Biosciences, Inc., which will be held on Monday, February 8, 2016 at 10:00 A.M., local time, at its headquarters at 3301 Agriculture Drive, Madison, WI 53716, for the following purposes:

1. Approving an amendment to the company’s Second Amended and Restated Certificate of Incorporation to effect a reverse split of our issued and outstanding shares of common stock at a ratio of between 1:5 and 1:10, which ratio will be selected at the sole discretion of our board of directors (the “Reverse Split”); provided, that our board of directors (the “Board”) may abandon the Reverse Split in its sole discretion; and

2. Approving the adjournment of the Special Meeting, if necessary, to solicit additional proxies to vote in favor of the foregoing proposal.

Our Board has fixed the close of business on January 4, 2016 as the record date for determining the stockholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only stockholders of record at the close of business on January 4, 2016 will be entitled to vote at the Special Meeting or any adjournments thereof.

By order of the Board of Directors

Paul Bork, Secretary

Madison, Wisconsin

January ____, 2016

This proxy statement and the form of proxy are first being sent or given to stockholders on or about

January 8, 2016, pursuant to rules adopted by the Securities and Exchange Commission.

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH OUR SECRETARY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON February 8, 2016:

The Proxy Statement is available at http://www.cellectar.com/proxy.

Cellectar Biosciences, Inc.

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

To be held on February 8, 2016

This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of our Board of Directors for use at our Special Meeting of Stockholders to be held our principal executive offices, located at 3301 Agriculture Drive, Madison, WI 53716, on February 8, 2016 and at any adjournment or adjournments thereof. We are a Delaware corporation.

We will bear any cost of solicitation. Some of our officers and employees may solicit proxies by correspondence, telephone or in person, without extra compensation. We may also pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding proxy material to their principals. It is expected that this proxy statement and the accompanying proxy will be mailed to our stockholders on or about January 8, 2016.

We have fixed the close of business on January 4, 2016 as the record date for the Special Meeting. Only stockholders of record at the close of business on January 4, 2016 will be entitled to receive notice of, and to vote at, the Special Meeting. As of January 4, 2016, there were outstanding 8,581,405 shares of our common stock, $0.00001 par value per share. Our by-laws require that a majority in interest of all stock issued, outstanding and entitled to vote at a meeting shall constitute a quorum. Abstentions and broker non-votes will be counted as present or represented for purposes of determining the existence of a quorum. A “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Proposal No. 1 requires the affirmative vote of a majority of our outstanding shares for approval and Proposal No. 2 is approved by the affirmative vote of a majority of the votes cast by holders of our common stock entitled to vote thereon, provided that a quorum is present. Abstentions and broker non-votes will not be included in calculating the number of votes cast on Proposal No. 1 and Proposal No. 2. Votes will be tabulated by American Stock Transfer & Trust Company, our transfer agent.

THE ENCLOSED PROXY, IF EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED ON THE PROXY OR, IN THE ABSENCE OF SUCH DIRECTION, FOR THE APPROVAL OF THE REVERSE SPLIT (PROPOSAL NO. 1) AND FOR THE ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2). IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED BY THE HOLDERS OF THE PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH OUR SECRETARY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

The notice of special meeting and this proxy statement are also available on the Internet at http://www.cellectar.com. This web site does not use “cookies” to track or identify visitors to the web site. Directions to the Special Meeting are available on the Internet at http://www.cellectar.com.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, The Proxy Advisory Group, LLC, at 18 East 41st Street, 20th Floor, New York, NY 10017, or by telephone at (212) 616-2181.

PROPOSAL NO. 1

APPROVAL OF AN AMENDMENT TO OUR AMENDED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK

General

At our Special Meeting, holders of our common stock are being asked to approve the proposal that Article 4 of our Certificate of Incorporation be amended to effect a reverse stock split of the issued and outstanding shares of common stock at a split ratio of not less than one-for-five and not more than one-for-ten, to be effective, if at all, at such time as our Board shall determine, in its sole discretion. The full text of the proposed amendment to our Amended Certificate of Incorporation is attached to this Proxy Statement as Exhibit A. If approved by the stockholders, the Reverse Split would become effective at a time, and at a ratio, to be designated by the Board within the range specified above. The Board may effect only one Reverse Split as a result of this authorization. The board’s decision as to whether and when to effect the Reverse Split will be based on a number of factors, including market conditions, existing and expected trading prices for our common stock, and the listing requirements of NASDAQ. Even if the stockholders approve the Reverse Split, we reserve the right not to effect the Reverse Split if the Board does not deem it to be in the best interests of Cellectar and its stockholders to effect the Reverse Split.

Depending on the ratio for the Reverse Split determined by Board, a number of shares of our existing common stock, as determined by the Board, will be combined into one share of common stock. The number of shares of common stock issued and outstanding will therefore be reduced, in an amount which will depend upon the Reverse Split ratio determined by our Board. The amendment to the company’s Certificate of Incorporation that is filed to effect the Reverse Split, if any, will include only the Reverse Split ratio determined by our Board to be in the best interests of our stockholders and all of the other proposed amendments at different ratios will be abandoned. The proposed amendment to our Amended Certificate of Incorporation to effect the Reverse Split, as more fully described below, will effect the Reverse Split but will not change the number of authorized shares of common stock or preferred stock, or the par value of our common stock or any issued or undesignated preferred stock. The par value of our common stock will remain $0.00001.

The Reverse Split, if approved by our stockholders, would become effective upon the filing of the proposed amendment with the Secretary of State of the State of Delaware. The exact timing of the filing of the Reverse Split will be determined by our Board based on its evaluation as to when such action will be the most advantageous to the company and its stockholders. If approved by our stockholders at the Special Meeting, the Reverse Split currently is expected to be implemented immediately following the conclusion of the Special Meeting. Our Board reserves its right to elect to abandon the Reverse Split if it determines, in its sole discretion, that the Reverse Split is no longer in the best interests of our company and its stockholders. The Reverse Split, if authorized pursuant to this resolution and if deemed by the board to be in the best interests of Cellectar and its stockholders, will be effected, if at all, no later than the one year anniversary of the Special Meeting, or February 8, 2017.

In lieu of issuing fractional shares of common stock, stockholders of record who would otherwise hold fractional shares as a result of the Reverse Split will be entitled to receive cash (without interest) in lieu of such fractional shares determined by multiplying (i) the fractional share interest to which the stockholder would otherwise be entitled, after taking into account all shares of common stock then held by the stockholder immediately prior to the effective time of the Reverse Split, and (ii) the average closing sale price of shares of our common stock for the ten trading days immediately prior to the effective time of the Reverse Split as officially reported by NASDAQ.

As of the date of this proxy statement, except as described below, we do not have any current plans, arrangements or understandings relating to the issuance of any additional shares of authorized common stock that will become available following the Reverse Split, other than an aggregate of 9,341,644 shares of common stock (on a pre-split basis) reserved for issuance underlying currently outstanding options, warrants, restricted stock units, shares of convertible preferred stock, and convertible debentures.

Background to the Proposal

On December 18, 2015, we filed a registration statement with the Securities and Exchange Commission, contemplating an underwritten public offering of our common stock and warrants to purchase common stock intended to raise $10 million in gross proceeds. The timely completion of this financing is a component of our program to regain compliance with minimum stockholders’ equity required for continued listing on the NASDAQ Capital Market. See the discussion below under the “NASDAQ Listing Requirements.” However, at the recently prevailing market price for our common stock, we anticipate that we may not have sufficient authorized but unissued shares available to the complete the transaction without effecting the Reverse Split. By combining outstanding shares, the Reverse Split will have the effect of significantly increasing the number of shares of common stock that we are authorized to issue.

In addition, the Board may determine to implement a Reverse Split so as to effect an increase in the price of the common stock to the level necessary for the company to maintain the listing requirements of NASDAQ. In accordance with the NASDAQ Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”), we are required, among other things, to maintain a $1.00 minimum bid price. Since December 1, 2015, with the exception of December 4, 2015, the closing price of a share of common stock has not been $1.00. A failure to satisfy the Minimum Bid Price Rule may subject the company to the NASDAQ’s procedures for independent review, suspension from listing, or delisting. By reducing the number of shares of common stock outstanding and thereby increasing the stock price of our common stock, we will mitigate the risk of non-compliance with such NASDAQ listing requirements. In addition, the board believes that a higher stock price may help generate investor interest in the company and help attract, retain and motivate employees. Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Split is in the best interests of the company and its stockholders.

NASDAQ Listing Requirements

Our common stock is quoted on the NASDAQ Capital Market under the symbol “CLRB.” The requirements for continued listing on the NASDAQ included maintenance of a minimum of $2.5 million in stockholders’ equity and the maintenance of a minimum closing bid price of $1.00. As previously disclosed, we received a notification letter from NASDAQ dated August 14, 2015, advising the company of its failure to comply with the required minimum of $2.5 million in stockholders’ equity for continued listing on The NASDAQ Capital Market, pursuant to Listing Rule 5550(b)(1). We have requested, and the NASDAQ Staff has granted, an extension of time to effect transactions, including the proposed $10 million financing described above, to allow us to regain compliance and to report the same in our annual report on Form 10-K for the year ended December 31, 2015. There can be no assurance that will be able to complete such transactions, on a timely basis or at all.

As of the date of this proxy statement, we have not been notified by NASDAQ that the bid price for our common stock had failed to satisfy the Minimum Bid Price Rule. In accordance with said Rule, we would expect that we would be provided 180 calendar days from date of notice, to regain compliance. The Board may determine that implementing the reverse split will improve our prospects of such compliance.

If our common shares lose their status on the NASDAQ Capital Market, our shares of common stock would likely trade in the over-the-counter market. If our shares were to trade on the over-the-counter market, selling our shares of common stock could be more difficult because smaller quantities of shares would likely be bought and sold, and transactions could be delayed. In addition, in the event our shares of common stock are delisted from NASDAQ, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our common shares, further limiting the liquidity of our common shares. These factors could result in lower prices and larger spreads in the bid and ask prices for common shares. Such delisting from the NASDAQ and continued or further declines in our share price could also greatly impair our ability to raise additional necessary capital through equity or debt financing, and could significantly increase the ownership dilution to stockholders caused by our issuing equity in financing or other transactions.

The closing sale price of our common stock on the Record Date was $[●] per share. Accordingly, our common stock price continues to be below the bid price level required by NASDAQ.

Risks Associated with the Reverse Split

Reducing the number of outstanding shares of our common stock through the Reverse Split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of the success of our business may adversely affect the market price of our common stock. Accordingly, there can be no assurance that the Reverse Split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Split or that the market price of our common stock will not decrease in the future

We cannot predict whether the Reverse Split will increase the market price for our common stock on a sustained basis. The history of similar stock split combinations for companies in like circumstances is varied.

There is no assurance that:

•     the market price per share of our common stock after the Reverse Split will rise in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Split;

•     the Reverse Split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

•     the Reverse Split will result in a per share price that will increase our ability to attract and retain employees and other service providers; and

•     that we will otherwise meet the requirements for trading on the NASDAQ Capital Market.

The failure to meet continuing compliance standards subjects our common stock to delisting. The delisting of our common stock from NASDAQ may make it more difficult for us to raise capital on favorable terms in the future.

The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a Reverse Split. Additionally, we cannot assure you that the market price per share of our common stock after a Reverse Split will increase in proportion to the reduction in the number of shares of common stock outstanding before the Reverse Split. Accordingly, the total market capitalization of our common stock after the Reverse Split may be lower than the total market capitalization before the Reverse Split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of the Reverse Split

The purpose of seeking stockholder approval of a range of exchange ratios from 1:5 to 1:10 (rather than a fixed exchange ratio) is to provide us with the flexibility to achieve the desired results of the Reverse Split.

If the stockholders approve the proposal to authorize the Board to implement the Reverse Split and the Board implements the Reverse Split, the Company will file an amendment to its certificate of incorporation in the form set forth in Appendix A to this proxy statement, which amendment will reflect the selected Reverse Split ratio.

The Reverse Split will be effected simultaneously for all issued and outstanding shares of common stock and the exchange ratio will be the same for all issued and outstanding shares of common stock. The Reverse Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the company, except to the extent that the Reverse Split results in any of our stockholders owning a fractional share. Common stock issued pursuant to the Reverse Split will remain fully paid and non-assessable. The amendment will not change the terms of the common stock. After the Reverse Split, the shares of common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. The Reverse Split will not affect our being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Reverse Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.

The principal effects of the Reverse Split will be that (i) the number of shares of common stock issued and outstanding will be reduced from 8,581,405 shares as of the Record Date to a range of 858,140 to 1,716,281 shares, depending on the exact split ratio chosen by the board or a committee of the board; (ii) all outstanding options and warrants entitling the holders thereof to purchase shares of common stock will, after the effectiveness of the Reverse Split, enable such holders to purchase, upon exercise of their options or warrants, one-fifth to one-tenth of the number of shares of common stock which such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the Reverse Split, at an exercise price equal to five to ten times the exercise price specified before the Reverse Split, resulting in the same aggregate price being required to be paid upon exercise thereof immediately preceding the reverse split; and (iii) the number of shares authorized for issuance pursuant to our equity compensation plan will be reduced to one-fifth to one-tenth of the number of shares currently included in such plan.

The table below shows, as of the Record Date, the number of authorized and issued (or reserved for issuance) shares of our common stock that will result from the listed hypothetical Reverse Split ratios (without giving effect to the treatment of fractional shares):

Approximate number of shares of common stock outstanding as of the Record Date plus shares of common stock reserved for issuance as of the Record Date, following the Reverse Split
1 for 5	1 for 10
3,584,609	1,792,304

The actual number of shares outstanding after giving effect to the Reverse Split, if implemented, will depend on the Reverse Split ratio that is ultimately determined by our Board.

Because we will not reduce the number of authorized shares of common stock, the overall effect will be an increase in authorized but unissued shares of common stock as a result of the Reverse Split. These shares may be issued at the Board’s discretion. Any future issuances will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of common stock.

The Reverse Split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. After the effective time of the Reverse Split, our common stock will have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

Effective Date

If Proposal One is approved by our stockholders and the Board continues to believe that the Reverse Split is in the best interests of the company and its stockholders, the Reverse Split will be effective as of the date and time that the certificate of amendment effecting the Reverse Split is filed with the Delaware Secretary of State of in accordance with applicable Delaware law. However, no amendment reflecting the Reverse Split will be filed after February 8, 2017.

Exchange of Stock Certificates and Payment of Fractional Shares

If Proposal One is approved by our stockholders and the Reverse Split is effected, the reduction in the number of our shares of common stock that you hold will occur automatically on the date of effectiveness, without any further action on your part and without regard to the date that you physically surrender any certificates representing pre-split shares of common stock for certificates representing post split shares. As soon as practicable after the effective date of the Reverse Split, our transfer agent, American Stock Transfer & Trust Company, will mail transmittal forms to each holder of record of certificates representing the number of shares of our common stock that you previously held prior to the Reverse Split. This letter of transmittal should be used by you in forwarding any pre-split certificates you will be entitled to receive as a consequence of the Reverse Split. The transmittal form will be accompanied by instructions specifying other details of the exchange.

After receipt of a transmittal form, you should surrender your old certificates and will receive in exchange therefor certificates representing the number of shares of our common stock that you now hold. No stockholder will be required to pay a transfer or other fee to exchange his, her or its certificates. Stockholders should not send in certificates until they receive a transmittal form from the transfer agent. In connection with the Reverse Split, our common stock will change its current CUSIP number. This new CUSIP number will appear on any new stock certificates issued representing shares of our post split common stock.

If your number of shares of post-split common stock includes a fraction, we will pay you, in lieu of issuing fractional shares, a cash amount (without interest) equal to the fair market value of such fraction of a share which would otherwise result from the Reverse Split, based upon the average of the high and low bid prices of our common stock as by NASDAQ on the last trading day immediately preceding the effective date of the Reverse Split (after adjusting to account for the Reverse Split). This cash payment represents merely a mechanical rounding off of the fractions resulting from the reverse split, and is not a separately bargained-for consideration. No fractional shares will be issued on the exercise of our options, except as otherwise expressly specified in the documents governing such options or warrants.

As of the effective date of the Reverse Split, each certificate representing pre-split shares of common stock will, until surrendered and exchanged as described above, be deemed cancelled and, for all corporate purposes, will be deemed to represent only the number of post-split shares of common stock and the right to receive the amount of cash for any fractional shares as a result of the Reverse Split. It is very important for you to note that you will not be entitled to receive any dividends or other distributions payable by us after the Reverse Split is effective until you surrender and exchange your certificates. If we issue and pay any dividends or distributions, these amounts will be withheld, accumulate and be paid to you, without interest, once you surrender your certificates for exchange.

Federal Income Tax Consequences

The following discussion is a summary of the material anticipated federal income tax consequences of a Reverse Split of our issued and outstanding shares of common stock, and the proportionate decrease in our authorized shares of common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations thereunder, judicial decisions and current administrative rulings, authorities and practices, all as amended and in effect on the date of this proxy statement. Any of these authorities could be repealed, overruled or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described below. No ruling from the Internal Revenue Service (IRS) with respect to the matters discussed herein has been requested or will be requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the Reverse Split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to our stockholders in light of their individual investment circumstances or to holders who may be subject to special treatment under the federal income tax laws (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax exempt entities). In addition, this summary does not address any consequences of the reverse split under any state, local or foreign tax laws. As a result, it is the responsibility of each stockholder to obtain and rely on advice from his, her or its tax advisor as to, but not limited to, the following: (a) the effect on his, her or its tax situation of the reverse split, including, but not limited to, the application and effect of state, local and foreign income and other tax laws; (b) the effect of possible future legislation or regulations; and (c) the reporting of information required in connection with the reverse split on his, her or its own tax returns. It will be the responsibility of each stockholder to prepare and file all appropriate federal, state and local tax returns.

We believe that the Reverse Split will constitute a tax-free Reverse Split under the Code and that we should not recognize any gain or loss as a result of the Reverse Split. In addition, our stockholders should not recognize any gain or loss if they receive only common stock upon the Reverse Split. If a stockholder receives cash in lieu of a fractional share of common stock that otherwise would be held as a capital asset, the stockholder generally will recognize capital gain or loss equal to the difference, if any, between the cash received and the stockholder’s basis in the fractional share. For this purpose, a stockholder’s basis in the fractional share of common stock will be determined in the manner described below as if the stockholder actually received the fractional share. However, under unusual circumstances, cash received in lieu of a fractional share might possibly be deemed a dividend. The stockholder should consult a tax advisor to determine which of these treatments will apply upon the receipt of cash in lieu of a fractional share of common stock.

We further believe that a stockholder’s aggregate basis in his, her or its post-split shares of common stock will equal his, her or its aggregate basis in the pre-split shares of common stock owned by that stockholder that are exchanged for the post-split shares of common stock. Generally, the aggregate basis will be allocated among the post-split shares on a pro rata basis. However, if a stockholder has used the specific identification method to identify his, her or its basis in pre-split shares of common stock surrendered in the Reverse Split, the stockholder should consult a tax advisor to determine his, her or its basis in the post-split shares. The holding period of the post-split common stock received by a stockholder will generally include the stockholder’s holding period for the shares of pre-split common stock with respect to which post-split shares of common stock are issued, provided that the shares of presplit common stock were held as a capital asset on the date of the exchange.

Accounting Effects of the Reverse Split

Following the effective date of the Reverse Split, the par value of our common stock will remain at $0.00001 per share. The number of outstanding shares of common stock will be reduced by a factor equal to the selected ratio (plus any additional decrease resulting from our cashing out of fractional shares that otherwise would result from the Reverse Split). Accordingly, the aggregate par value of the issued and outstanding shares of our common stock, and therefore the stated capital associated with our common stock, will be reduced, and the additional paid-in capital (capital paid in excess of the par value) will be increased in a corresponding amount for statutory and accounting purposes. If the Reverse Split is effected, all share and per share information in our financial statements included in future filings with the Securities and Exchange Commission will reflect the Reverse Split for all periods presented. Our stockholders’ equity will remain unchanged following the effective date of the Reverse Split.

Required Vote and Recommendation

The affirmative vote of a majority of shares outstanding is required to approve the proposed Reverse Split. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ non-voted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Our Board of Directors recommends that you vote FOR Proposal 1 and proposed Reverse Split.

PROPOSAL NO. 2

APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SEEK ADDITIONAL PROXIES

If the special meeting is convened and a quorum is present, but there are not sufficient votes to approve the issuance of common stock (Proposal 1), we may move to adjourn the special meeting at that time to solicit additional proxies in favor of Proposal 1.

In this Proposal 2 we are asking our stockholders to vote in favor of the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of Proposal 1. If the stockholders approve this Proposal 2, we could adjourn the special meeting and use the additional time to solicit proxies from stockholders in favor of Proposal 1, including soliciting proxies from stockholders who have previously voted against the proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to stockholders if the date, time and place of the adjournment are announced at the special meeting at which the adjournment is taken and a new record date is not set for the adjourned meeting. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

Our Board believes that if the number of shares of our common stock present, in person or by proxy, at the special meeting and voting in favor of Proposal 1 is insufficient to approve Proposal 1, it is in the best interests of our stockholders to authorize our Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the proposal for its approval.

Required Vote and Recommendation

The affirmative vote of a majority vote of the shares cast affirmatively or negatively for this proposal is required to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of Proposal 1. Votes may be cast FOR or AGAINST the proposal; abstentions and broker-non-votes will not be counted as votes cast and, therefore, will have no impact on the approval of this proposal.

Our Board of Directors recommends that you vote FOR Proposal 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At the close of business on December 23, 2015, there were 8,581,405 shares of our common stock outstanding. The following table provides information regarding beneficial ownership of our common stock as of December 23, 2015 including shares and warrants on that date:

•	Each person known by us to be the beneficial owner of more than five percent of our common stock;
•	Each of our directors;
•	Each executive officer named in the summary compensation table; and
•	All of our current directors and executive officers as a group.

The address of each executive officer and director is c/o Cellectar Biosciences, Inc., 3301 Agriculture Drive, Madison, WI 53716. The persons named in this table have sole voting and investment power with respect to the shares listed, except as otherwise indicated. In these cases, the information with respect to voting and investment power has been provided to us by the security holder. The identification of natural persons having voting or investment power over securities held by a beneficial owner listed in the table below does not constitute an admission of beneficial ownership of any such natural person. Shares included in the “Right to Acquire” column consist of shares that may be purchased through the exercise of options or warrants that are exercisable within 60 days of January [●], 2016.

Name and Address of Beneficial Owner	Outstanding	Right to Acquire	Total	Percentage
Greenway Properties Inc.(1) 4954 N. Shore Drive Egg Harbor, Wisconsin 54209	1,278,579	1,187,430	2,466,009	25.24%
Austin W. Marxe/David M. Greenhouse/Adam C. Stettner (2) 527 Madison Avenue, Suite 2600 New York, New York 10022	550,813	1,066,000	1,616,813	16.76%
Venture Investors LLC(3) University Technology Park 505 S. Rosa Road; Suite 201 Madison, Wisconsin 53719	632,426	506,063	1,138,489	12.53%
Cormorant Asset Management (4) 100 High Street, Suite 1105 Boston, MA 02110	530,000	530,000	1,060,000	11.63%
Sabby Management, LLC(6) 10 Mountainview Road, Suite 205 Upper Saddle River, NJ 07458	777,000	1,534,241	2,311,241	9.99%
Hertzberg Family Trust(5) 2637 Longboat Cove Del Mar, CA 92014	419,158	419,158	838,316	9.31%
Enso Ventures 2 Limited(7) Suite C1, Hirzel Court St. Peter Port, Guernsey GY12NH	288,058	276,264	564,322	6.37%
Pine River Capital Management LP(8) 601 Carlson Parkway Suite 330 Minnetonka, MN 55305	500,000	—	500,000	5.83%
James Caruso	6,000	—	6,000	*
Patrick Genn	3,532	80,415	83,947	*
Chad Kolean	—	11,667	11,667	*
Jamey Weichert(9)	235,336	24,783	260,119	3.02%
Paul L. Berns	—	7,500	7,500	*
Stephen A. Hill	5,300	26,830	32,130	*
Stefan Loren	—	1,667	1,667	*
John Neis(3)	632,426	507,211	1,139,637	12.54%
All directors and officers as a group (8 persons)	882,594	660,073	1,542,667	16.69%

*	Less than 1%.

(1)	Shares in the “Outstanding” column include shares held by Jeffrey Straubel. Mr. Straubel is the President and principal owner of Greenway Properties, Inc. and has sole dispositive and voting power over shares held by Greenway Properties, Inc. Shares in the “Right to Acquire” column consist of shares of common stock issuable upon the exercise of warrants at exercise prices ranging from $3.75 to $25.00 per share expiring between March 1, 2016 and August 20, 2019.

(2)	[Based on information contained in a report on Schedule 13G, filed with the Securities and Exchange Commission on January 29, 2015 and a Form 4 filed with the Securities and Exchange Commission on December 23, 2015. Shares in the “Outstanding” column include 86,653 shares of common stock owned by Special Situations Cayman Fund, L.P., 260,113 shares owned by Special Situations Fund III QP, L.P., and 204,047 shares owned by Special Situations Life Sciences Fund, L.P. Shares in the “Right to Acquire” column include 179,000 shares of common stock issuable upon the exercise of warrants owned by Special Situations Cayman Fund, L.P., 537,000 shares of common stock issuable upon the exercise of warrants owned by Special Situations Fund III QP, L.P., and 350,000 shares of common stock issuable upon the exercise of warrants owned by Special Situations Life Sciences Fund, L.P. Austin W. Marxe, David M. Greenhouse and Adam C. Stettner are members of SSCayman LLC, the general partner of Special Situations Cayman Fund, L.P., controlling principals of AWM Investment Company, Inc., the general partner of MGP Advisers Limited Partnership, the general partner of Special Situations Fund III QP, L.P., and members of LS Advisers LILAC., the general partner of Special Situations Life Sciences Fund, L.P. AWM Investment Company, Inc. serves as the investment adviser to of Special Situations Cayman Fund, L.P., Special Situations Fund III QP, L.P. and Special Situations Life Sciences Fund, L.P. Messrs. Marxe, Greenhouse and Stettner share sole voting and investment power of the shares of common stock beneficially owned by Special Situations Cayman Fund, L.P., Special Situations Fund III QP, L.P. and Special Situations Life Sciences Fund, L.P.]

(3)	Consists of shares of common stock held by Venture Investors Early Stage Fund IV Limited Partnership and Advantage Capital Wisconsin Partners I, Limited Partnership. VIESF IV GP LLC is the general partner of Venture Investors Early Stage Fund IV Limited Partnership and Venture Investors LLC is the submanager and special limited partner of Advantage Capital Wisconsin Partners I, Limited Partnership. The investment decisions of VIESF IV GP LLC and Venture Investors LLC are made collectively by seven managers, including Mr. Neis. Each such manager and Mr. Neis disclaim such beneficial ownership except to the extent of his pecuniary interest therein. The address of Mr. Neis is c/o Venture Investors LLC, 505 South Rosa Road, #201, Madison, Wisconsin 53719. Shares in the “Right to Acquire” column consist of 492,141 shares of common stock issuable upon the exercise of warrants held by Venture Investors Early Stage Fund IV Limited and Advantage Capital Wisconsin Partners I, Limited Partnership and common stock issuable upon options to purchase 11,250 shares of common stock issued to Mr. Neis in his capacity as director.

(4)	Based on information contained in a report on Schedule 13G, filed with the Securities and Exchange Commission on September 2, 2014. Shares in the “Outstanding” column include 530,000 shares of common stock held by Cormorant Global Healthcare Master Fund, LP. Shares in the “Right to Acquire” column consist of 530,000 shares of common stock issuable upon the exercise of warrants held by Cormorant Global Healthcare Master Fund, LP. Cormorant Global Healthcare GP, LLC serves as the general partner of Cormorant Global Healthcare Master Fund, LP, and Cormorant Asset Management, LLC serves as the investment manager of Cormorant Global Healthcare Master Fund, LP. Bihua Chen serves as the managing member of Cormorant Global Healthcare GP, LLC and Cormorant Asset Management, LLC. Cormorant Global Healthcare Master Fund, LP, Cormorant Global Healthcare GP, LLC, Cormorant Asset Management, LLC, and Ms. Chen share dispositive and voting power of the shares of common stock beneficially owned by Cormorant Global Healthcare Master Fund, LP.

(5)	Based on information contained in a report on Schedule 13G, filed with the Securities and Exchange Commission on January 12, 2015 and our current report on Form 8-K filed with the Securities and Exchange Commission on September 30, 2015. Consists of shares held by Sabby Healthcare Volatility Master Fund. Ltd. and Sabby Volatility Warrant Master Fund, Ltd. Sabby Management, LLC shares voting and investment power with respect to these shares on behalf of this stockholder. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of this stockholder. Each of Sabby Management, LLC and Hal Mintz disclaim beneficial ownership over the securities owned except to the extent of their pecuniary interest therein. Sabby Management LLC beneficially owns warrants to purchase 865,000 shares of common stock at exercise prices ranging from $3.75 per share to $25.00 per share expiring between June 13, 2017 and August 20, 2019. Also includes (i) 263,333 shares of our common stock, Series A Warrants to purchase 424,242 shares of common stock exercisable within 60 days of October 1, 2015, and Series B Pre - Funded Warrants to purchase 160,909 shares of our common stock exercisable within 60 days of October 1, 2015 purchased by Sabby Healthcare Master Fund, Ltd., in our October 2015 offering, which is described more fully in Proposal 1 and (ii) 131,667 shares of our common stock, Series A Warrants to purchase 212,122 shares of our common stock exercisable within 60 days of October 1, 2015, and Series B Pre-Funded Warrants to purchase 80,455 shares of our common stock exercisable within 60 days of October 1, 2015 purchased by Sabby Volatility Warrant Master Fund, Ltd. in our October 2015 offering. All such warrants provide that the number of shares of common stock to be obtained by each of the holders upon exercise cannot exceed the number of shares that, when combined with all other shares of our common stock and securities beneficially owned by them, would result in them owning more than 9.99% of our outstanding common stock, provided, however that this limitation may be revoked by the stockholder upon 61 days prior notice to us. Due to this limitation all such warrants to purchase shares of common stock have been omitted from the shares in the “Right to Acquire” column of this table.

(6)	Shares in the “Right to Acquire” column consist of shares common stock issuable upon the exercise of warrants at exercise prices ranging from $4.68 to $12.00 per share, expiring between December 6, 2016 and August 20, 2019. Richard H. Hertzberg is the trustee of Hertzberg Family Trust and has sole dispositive and voting power for the shares held.

(7)	Shares in the “Right to Acquire” column consist of shares of common stock issuable upon the exercise of warrants at exercise prices ranging from $4.68 to $25.00 per share expiring between December 6, 2016 and August 20, 2019. Interlock Director Ltd. has sole dispositive and voting power over shares held by Enso Ventures 2 Limited. Interlock Director Ltd. exercises such power through a combination of two directors of Albecq Directors Limited. The Albecq directors consist of the following individuals: Marianne Domaille, Michael Underdown and Michael Kupenga.

(8)	Based on information contained in a report on Schedule 13F, filed with the Securities and Exchange Commission on November 16, 2015.

(9)	Dr. Weichert serves as a director and our Chief Scientific Officer. The shares beneficially owned by him have been included in the total of directors and officers as a group.

Stockholder Proposals

Stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at our 2016 annual meeting of stockholders must submit the proposals in proper form to us at the address set forth on the first page of this proxy statement not later December 23, 2015, or, if the date of that meeting is more than 30 calendar days before or after May 28, 2016, a reasonable time before we begin to print and mail our proxy materials with respect to that meeting, in order for the proposals to be considered for inclusion in our proxy statement and form of proxy relating to the 2016 annual meeting.

Stockholder proposals intended to be presented at our 2016 annual meeting submitted outside the processes of Rule 14a-8 must be received in writing by us no later than the close of business on February 28, 2016, nor earlier than January 29, 2016, together with all supporting documentation and information required by our by-laws.

Multiple Stockholders Sharing the Same Address

Please note that brokers may deliver only one set of proxy materials to multiple stockholders sharing an address unless we have received contrary instructions from one or more of those stockholders. This practice, known as “householding,” is designed to reduce printing and postage costs. If any stockholder residing at such an address wishes to receive a separate set of proxy materials, we will promptly deliver a separate copy to any stockholder upon written or oral request to Investor Relations, Cellectar Biosciences, Inc., 3301 Agriculture Drive, Madison, WI 53716, by telephone at (608) 441-8120 or by e-mail at ir@cellectar.com. Stockholders can also contact Investor Relations in this manner to indicate that they wish to receive separate sets of proxy materials, as applicable, in the future or to request that we send only a single set of materials to stockholders sharing an address who are currently receiving multiple copies.

Solicitation

In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone, press release, facsimile, telegraph, the Internet or advertisements. We will pay all of the costs of this proxy solicitation. We will also reimburse brokers, banks, nominees and other fiduciaries for their expenses in sending these materials to you and getting your voting instructions. We have also engaged the Proxy Advisory Group, LLC® to assist us with the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $[●] in the aggregate.

If You Have Any Questions

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, The Proxy Advisory Group, LLC, at 18 East 41st Street, 20th Floor, New York, NY 10017, or by telephone at (212) 616-2181.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

APPENDIX A

CERTIFICATE OF AMENDMENT

TO

THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

CELLECTAR BIOSCIENCES, INC.

CELLECTAR BIOSCIENCES, INC. (the “Corporation”), a corporation organized and existing under of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the Corporation is Cellectar Biosciences, Inc.

SECOND: The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as follows.

1. By inserting the following paragraphs in Article FOURTH thereof immediately following the first paragraph of said Article FOURTH:

“Upon the effectiveness of the amendment to the Amended and Restated Certificate of Incorporation adding this paragraph thereto (the “Effective Time”), each share of Common Stock, par value $.00001 per share issued and outstanding immediately prior to the Effective Time (the “Original Common Stock”), shall be reclassified into [1/5] [1/6] [1/7] [1/8] [1/9] [1/10] shares of Common Stock, such Common Stock to have the rights and powers set forth in the Certificate of Incorporation and under the General Corporation Law of the State of Delaware (the “Reverse Split”). All shares of Common Stock issued to any holder of Original Common Stock as a result of the Reverse Split shall be aggregated for the purpose of determining the number of shares of Common Stock to which such holder shall be entitled, and no fractional shares shall be issued in connection with the Reclassification.

Any stockholder who would otherwise be entitled to receive a fractional share of Common Stock as a result of the Reverse Split shall receive in lieu thereof cash in an amount equal to such fraction multiplied by the fair market value of one share of Common Stock, based on the average of the high and low bid prices of the Common Stock as quoted on NASDAQ on the last trading day immediately preceding the Effective Time. No cash in lieu of any fractional share shall be paid to any stockholder until such stockholder shall have surrendered for transfer or otherwise accounted to the Corporation for the outstanding stock certificates entitling such stockholder to such cash.

At and after the Effective Time, outstanding certificates that prior thereto represented shares of Original Common Stock shall be deemed for all purposes to evidence ownership of and to represent that number of shares of Common Stock into which the shares previously represented by such certificates have been reclassified as herein provided (and the right to receive cash in lieu of any fraction of a share as provided herein). Until any such outstanding stock certificates have been surrendered for transfer or otherwise accounted for to the Corporation, the registered owner thereof on the books and records of the Corporation shall have and be entitled to exercise any voting and other rights with respect to, and receive any dividend and other distributions upon, the shares of Common Stock issued in respect of the Original Common Stock formerly evidenced by such certificates.”

THIRD: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The foregoing amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation to be signed by James Caruso, its President and Chief Executive Officer, thereto duly authorized, this ____ day of ___________, 20__.

CELLECTAR BIOSCIENCES, INC.

By:
James Caruso
President and Chief Executive Officer

SPECIAL MEETING OF STOCKHOLDERS OF

CELLECTAR BIOSCIENCES, INC.

February 8, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00030003000000000000 8 020816

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
1. To consider and vote upon a proposal to approve an amendment to our Second Amended and Restated Certificate of Incorporation to effect a reverse stock split of our issued and outstanding shares of common stock at a ratio of between 1:5 and 1:10, which ratio will be selected at the sole discretion of our board of directors (the "Reverse Split"); provided, that our board of directors may abandon the Reverse Split in its sole discretion; and	☐	☐	☐
2. To consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary, to seek additional proxies.	☐	☐	☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Special Meeting of Stockholders and a Proxy Statement for the Special Meeting of Stockholders.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SPECIAL MEETING OF STOCKHOLDERS OF

CELLECTAR BIOSCIENCES, INC.

February 8, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Special Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

00030003000000000000 8 020816

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
1. To consider and vote upon a proposal to approve an amendment to our Second Amended and Restated Certificate of Incorporation to effect a reverse stock split of our issued and oustanding shares of common stock at a ratio of between 1:5 and 1:10, which ratio will be selected at the sole discretion of our board of directors (the "Reverse Split"); provided, that our board of directors may abandon the Reverse Split in its sole discretion; and	☐	☐	☐
2. To consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary, to seek additional proxies.	☐	☐	☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Special Meeting of Stockholders and a Proxy Statement for the Special Meeting of Stockholders.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CELLECTAR BIOSCIENCES, INC.

Proxy for Special Meeting of Stockholders on February 8, 2016

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints James Caruso, John Neis and Chad Kolean, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Special Meeting of Stockholders of Cellectar Biosciences, Inc., to be held on February 8, 2016 at Cellectar's headquarters at 3301 Agriculture Drive, Madison, WI 53716, at 10:00 A.M., local time, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

1.1 14475